EXHIBIT 10.2 (vii)

AMENDMENT TO
401(k) RESTORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
On January 15, 2019, Diebold Nixdorf, Incorporated (the “Company”) hereby amends the 401(k) Restoration Supplemental Executive Retirement Plan, as amended and restated January 1, 2008 (the “401(k) Restoration Plan”) by adding a new subsection (e) to article VI to read as follows:
“Effective for Compensation paid after January 21, 2019, Employer Matching Contributions, whether calculated on a payroll period basis or an annual basis, shall cease in any amount or rate of contributions to this Plan and the Company shall not be obligated to match any deferral by any Participant, per payroll period or on an annual basis, on or after that date.”
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